EMPLOYMENT AGREEMENT

     This Employment Agreement (this "Agreement"), effective as of April 1, 1997, is by and among First National Bank of Coffee County ("Bank"), its holding company FNC Bancorp, Inc. ("Holding Company"; Bank and Holding Company being collectively referred to as "Employer"), and Jeffery W. Johnson ("Executive").

Background Statement

         Executive has been retained as President and Chief Executive Officer of the Bank and its Holding Company. The parties desire to enter into this Agreement to memorialize the terms of Executive's employment.

Agreement

         In consideration of the mutual promises set forth below, and other good
and  valuable   consideration,   the  receipt  and   sufficiency  of  which  are
acknowledged, the parties agree as follows:

1.       Employment Duties.

         (a) General. Employer employs Executive as President and Chief Executive Officer of the Bank and its Holding Company. In this capacity, Executive agrees to use his best efforts to carry out the responsibilities associated with the positions of President and Chief Executive Officer. Executive further agrees to perform such other duties as are and may be assigned to him from time to time by the Boards of Directors of the Bank and its Holding Company ("the Boards").

         (b) Exclusive Services. Throughout his employment, except as may from time to time be otherwise agreed in writing by Employer, and unless prevented by ill health, Executive will devote his full-time working hours to his duties as President and Chief Executive Officer, will exclusively and faithfully serve Employer, will conform to and comply with the lawful and reasonable directions and instructions given to him by the Boards, and will use his best efforts to promote and serve the interests of Employer. Executive will not render services, directly or indirectly, to any other person or organization for which he receives compensation without the written consent of Employer, or otherwise engage in activities that would interfere significantly with the faithful or competent performance of his duties under this Agreement.

2.       Term of Employment.

                The initial term of employment under this Agreement will be three (3) years from the date of employment and will continue for successive one-year periods thereafter, unless sooner terminated as provided by Section 6 of this Agreement.


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3.       Compensation.

         (a) Base Salary.  The Bank will pay  Executive a monthly base salary of
$8,000.00,   in  accordance  with  the  Bank's  standard   payroll   procedures.
Executive's base salary may be increased at the Board's discretion.

         (b)    Annual Incentive Bonus.

                (i) Eligibility; Maximum. Executive will be eligible to earn an annual incentive bonus based upon the achievement of the Holding Company goals set forth below. Executive's annual incentive bonus with respect to each fiscal year of Holding Company will equal fifty (50%) percent of the amount, if any, by which the Holding Company's consolidated net income (with respect to such year and as reported in the Holding Company's audited financial statements for such year) exceeds the Net Income Target (as defined below) for such year. The maximum bonus shall not exceed $35,000.00 with respect to the 1997 fiscal year, $45,000.00 with respect to the 1998 fiscal year, and $50,000.00 with respect to each succeeding fiscal year.

                (ii) Net Income Target. With respect to each fiscal year for which Executive is eligible to receive an annual incentive bonus under this
Section 3(b), the "Net Income Target" for such year shall be equal to the total stockholders' equity for the prior fiscal year of the Holding Company, as set forth in the Holding Company's audited financial statements for such prior fiscal year, multiplied by the ROE Benchmark applicable to the fiscal year for which Executive is eligible to receive such annual incentive bonus, as set forth in Section 3(b)(iii) below.

                (iii) ROE Benchmarks. The ROE benchmarks to be applied in calculating Executive's annual incentive bonus are as follows:

                        1997 =   9.50%

                Following the 1997 fiscal year, ROE benchmarks will be as determined by the Board of Directors of Holding Company, or the Compensation Committee thereof. ROE will be computed by net after-tax income divided by the equity as of the last day of the previous year.

                (iv) Time of Payment. Unless otherwise specified, each incentive bonus earned will be paid in the fiscal year next succeeding the fiscal year with respect to which Executive was eligible to earn the incentive bonus, within thirty (30) days after receipt by Holding Company of final audit results for such prior year's performance of the Holding Company.


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         (c)  Stock  Options  in  Lieu  of  Cash  Bonus.   Employer   recognizes
Executive's preference to receive certain non-qualified stock options as described below in lieu of the cash bonus under Section (b) hereof if such arrangements can be made. The Holding Company intends to establish a program to provide for the availability of non-qualified stock options ("Non-Qualified Stock Options") with respect to the $1.00 par value common stock of the Holding Company ("Common Stock"). If such a program is established, Executive will be eligible to participate in this program in accordance with the program's requirements, and, at his sole discretion, may receive the value of the annual incentive bonus in the form of Non-Qualified Stock Options or in cash (or in a combination thereof); provided, however, that to the extent Executive receives Non-Qualified Stock Options, he will not also be entitled to the cash bonus described in Section 3(b) above. The number of stock options to be received by Executive shall be determined by the Board of Directors of the Holding Company (or Compensation Committee thereof), based on the difference between $10.00 per share and 150% of the book value of the Common Stock (as determined by such Board or Compensation Committee). In no event shall Executive be entitled to receive options to acquire more than 25,000 shares of Common Stock in lieu of bonus pursuant to this Section 3(c). The form of the Non-Qualified Stock Option agreement will be determined by the Board of Directors of the Holding Company (or the Compensation Committee thereof), subject to the requirements of the applicable stock option plan.

         (d) Special Incentive. Executive will be eligible to receive a one-time incentive for returning the Bank to "satisfactory" status with the Office of the Comptroller of the Currency, currently defined as an overall "2" rating, during the term of Executive's employment hereunder. The amount of this incentive payment will be $10,000 and will be paid to Executive within thirty (30) days after receipt of the final report from the regulators notifying Employer of the requisite change of status.

         (e) Withholding.  All compensation paid to Executive will be subject to
state  and  federal  income  and  employment  tax   withholding  and  any  other
withholding requirements imposed by applicable law.

         (f) Annual Review. Employer will review Executive's job performance, base salary, and other compensation annually following the end of each fiscal year, with the first review occurring in April 1998, or when 1997 final audit results are available; provided, however, that Executive will receive no change in the amount of Executive's base salary and eligibility for annual incentive compensation under Section 3(b) hereof before May 2000.

4.       Stock Options.

         (a) Additional Non-Qualified Options. Holding Company will enter into an agreement with Executive under which Holding Company will issue to Executive Non-Qualified Stock Options to acquire 25,000 shares of Common Stock at an option price of $10.00 per share. These Non-Qualified Stock Options will vest over three (3) years (8,333 on December 31, 1997; 8,333 on December 31, 1998; and 8,334 on December 31, 1999), shall be exercisable only if Executive is at the time of exercise an Employee of the Holding Company (or within three months thereafter), and shall be subject to such additional terms as are required pursuant to the applicable option plan and option agreement under which such options are granted. Each such Non-Qualified Stock Option shall expire seven (7) years from its date of vesting.


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         (b) Time Period for Adopting  Stock Option Plan.  Subject to compliance with applicable legal requirements, the Board of Directors of the Holding Company shall adopt a stock option plan that will facilitate the issuance of the Non-Qualified Stock Options described in Sections 3(c) and 4(a). If the Holding Company is not able to issue Non-Qualified Stock Options to Executive as contemplated by Section 4(a) of this Agreement, then Employer agrees to pay Executive $160,000.00 in cash in lieu of such Non-Qualified Stock Options (such amount to be prorated to the extent that a portion of such 25,000 Non-Qualified Stock Options are issued to Executive). This sum will be payable over three years, $55,000.00 on December 31, 1997; $55,000.00 on December 31, 1998; and
$50,000.00 on December 31, 1999, subject to proration as set forth above.

         (c) Notwithstanding any other provision of this Agreement, Executive's right to receive Non-Qualified Stock Options will cease upon his termination of employment.

         (d) The total number of shares of Common Stock with respect to which Non- Qualified Stock Options are issued to Executive under Sections 3(c) and 4(a) of this Agreement shall not exceed 50,000.

5.       Benefits and Expenses.

         (a) Benefit Plans. Subject to the eligibility requirements of the various arrangements, Executive will participate in sick leave, life, health, and disability insurance programs, and the 401(k) plan available through the Bank to its employees. If there are "waiting periods" under the Bank's health insurance plan on account of pre-existing conditions or other requirements, the Bank will pay the cost of maintaining Executive's current health insurance coverage pursuant to COBRA continuation coverage until the Bank is able to provide Executive with coverage under its health insurance plan.

         (b) Vacation. Executive will receive four (4) weeks of paid vacation annually with the amount available in 1997 to be determined on a pro rata basis, based on the date Executive's employment begins. Vacation will be administered in accordance with the policies and procedures applicable to other officers of the Bank.

         (c)  Holidays.  Executive  will  be  entitled  to  the  following  paid
holidays:   New  Year's  Day,   Memorial  Day,   Independence  Day,  Labor  Day,
Thanksgiving Day, Christmas Day, and any other Bank holidays.

         (d) Automobile. The Bank will provide Executive with an automobile, of a type to be determined by the Board of Directors of the Bank, suitable for Executive's business use. During Executive's employment, the Bank will pay the expenses associated with operating and maintaining this vehicle, including without limitation lease (if any), maintenance, insurance, and fuel costs. Not less frequently than once annually, Executive will make a good faith allocation between business and personal use of such vehicle as required by Internal Revenue Service guidelines, and neither Executive nor the Bank will take any position on any income tax return, before any governmental agency, or in any judicial or quasi-judicial proceeding that is inconsistent with such good faith allocation.

         (e) Club Membership. The Bank will provide Executive with a full family golf and social membership at the Douglas Country Club. This includes payment by the Bank of the required initiation fee and recurring monthly dues. Expenses incurred by Executive at the Douglas Country Club for business entertainment and verified by an appropriate receipt will be reimbursed.

         (f) Professional Associations. The Bank holds memberships in several bank professional associations, among them the Community Bankers Association (Georgia) and Georgia Bankers Association. Executive's recommendations regarding his participation at conferences and on committee assignments for these and other professional associations will be reviewed in terms of cost and benefit to the Bank.

         (g) Professional Licensing and Education. Employer recognizes the value of Executive's continuing professional education and commits to his participation in such education. Executive's recommendations regarding his participation in courses and seminars to increase or stay current with technical and management issues will be reviewed in terms of cost and benefit to the Employer.

         (h)    Relocation.

                (i) Moving. It is agreed that Executive will move his residence to Coffee County, Georgia as soon as possible. Employer will pay $3,000.00 for the cost of relocating Executive's household goods.

                (ii) Temporary Housing. While Executive is in transition, Employer will provide him with up to $3,600.00 to cover the cost of duplicate housing in Douglas while Executive's home is for sale. This is separate from the relocation allowance described in the preceding Section.

                (iii) Other Expenses. During Executive's employment, Employer will reimburse him for other reasonable and necessary business expenses incurred by Executive at the request of, or on behalf of, Employer in the performance of his duties pursuant to this Agreement, including without limitation expenses associated with entertainment, a car phone, and a pager. These expenses will be reimbursed upon approval by either of the Boards following submission of appropriate receipts related to such expenses.

6.       Termination of Employment.

         (a) Resignation by Executive. Executive may terminate his employment under this Agreement, with or without cause, at any time upon thirty (30) days' prior written notice to the Boards.

         (b) Termination by Employer Without Cause. Subject to the provisions of
Section 7(a) below, Employer may terminate Executive's employment under this Agreement without cause, at any time upon thirty (30) days' prior written notice to Executive.

         (c) Termination by Mutual Consent. This Agreement, and Executive's employment, may be terminated at any time, without prior notice, upon the mutual, written consent of all parties.

         (d) Death or Disability. Executive's employment will terminate immediately upon Executive's death or Executive's becoming unable, due to a disability as defined under the Americans With Disabilities Act, to perform the essential functions of his position with or without reasonable accommodation.

         (e) Termination by Employer for Cause. Employer may terminate Executive's employment under this Agreement for cause shown, immediately upon written notice. For purposes of this Agreement, "cause" is limited to conduct by Executive amounting to fraud, breach of fiduciary duty, dishonesty, embezzlement, conviction of a felony or of any crime involving moral turpitude, gross negligence, willful misconduct, violation of any applicable state or federal banking statutes, rules or regulations, or persistent unsatisfactory performance of assigned duties (without curing said unsatisfactory performance twenty (20) days after receipt of written notice of such deficiency) that are within the scope of those performed by a bank president and chief executive officer in carrying out responsibility for the safety and soundness of the Employer in the current regulatory environment.

7.       Payment upon Termination of Employment.

         (a) Termination By Employer Without Cause. In the event that Executive's employment is terminated pursuant to Section 6(b) above, Executive will be entitled to a severance payment equal to twelve (12) months of Executive's then-current base compensation, to be paid, in the Employer's discretion, (i) as a lump sum payment within thirty (30) days of the date of termination, or (ii) in equal monthly installments over a period not to exceed twelve (12) months.

         (b) Termination By Employer for Cause. Termination of Executive's employment for "cause" pursuant to Section 6(e) above will result in the termination of all salary, incentive payments, stock options not already earned or issued as of the date of termination. Unused, accrued vacation will not be paid in the event of termination for cause.

         (c) Termination by Resignation, Mutual Consent, Death, Disability. In the event that Executive's employment is terminated pursuant to Sections 6(a),
(c) or (d), Executive will not be entitled to any compensation other than base salary earned but not yet paid through the date of termination, pro-rata bonuses and incentives (if applicable under and as calculated in Section 7(d) below), and any unused vacation benefits (accrued on a pro-rata basis). In the event of Executive's death, these amounts will be paid to Executive's estate.

         (d) Pro Rata Payment of Bonuses/Incentives. For purposes of Section 7(a) and 7(c) above, bonuses and incentive payments will be calculated and paid on a pro rata basis based on the number of days during which the Executive served as President and Chief Executive Officer during the particular calendar year, provided Executive is employed by Employer through June 30 of the calendar year in question. Notwithstanding the foregoing, no bonuses and incentive payments shall be payable in the event of termination for cause under Section 6(e).

         (e) Benefit Eligibility in the Event of Disability or Death. In the event that Executive's employment is terminated as a result of disability, Executive will be entitled to long- term disability benefits as provided pursuant to any group disability insurance policy maintained by Employer in which Executive is a participant and which is in effect at the time of termination. Normal base salary will be paid during any "waiting period" called for by the policy before long-term disability benefits begin to be paid. In the event that Executive's employment is terminated as a result of his death pursuant to Section 6(d) above, Executive's eligible dependents will be entitled to continue health insurance coverage in accordance with any applicable plan documents and/or by operation of law.

         (f) Change in Control. In the event of a "change in control" (as defined below) in which Executive is not retained by the acquiring party in a position of materially similar or greater authority, duties or responsibilities for at least six (6) months following the change of control, Executive, at his election, may (i) negotiate a new employment agreement with the acquiring party, or (ii) terminate his employment and receive a lump sum payment equal to two (2) times his annual base salary in full and final settlement of all amounts due under this Agreement; provided, however, that any action taken with the consent of Executive and any action which is promptly remedied after notice given by Executive shall not give rise to Executive's rights under clauses (i) or (ii) of this Section. For purposes of this Section, "change in control" shall mean: the acquisition by any person, entity or "group," within the meaning of Section
13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of (a) beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the then outstanding voting securities of the Holding Company or the Bank (including an acquisition by merger), or (b) all or substantially all of the assets of the Holding Company or the Bank, in each case other than an acquisition of voting securities or assets of the Bank by an entity controlled by or under common control with the Holding Company (as "control" is defined for purposes of the Exchange Act).

8.       Compliance with Applicable Law.

                Executive will comply with all federal, state, and local laws, statutes, regulations, rules, and ordinances applicable to his employment under this Agreement, including but not limited to applicable federal and state banking laws.

9.       Non-Competition, Non-Solicitation, and Non-Disclosure Agreement.

         (a) Non-Competition. Executive covenants and agrees that, during his employment by the Employer and for a period of one (1) year after termination of such employment for any reason, Executive will not, without prior written consent of the Boards, directly or indirectly within the Territory, (i) for himself, (ii) as a consultant, manager, supervisor, employee or owner of a competing bank or financial institution, or (iii) as an independent contractor for a competing bank or financial institution, perform any duties which are the same or substantially similar to his duties for the Employer as are assigned to him from time to time by the Boards. "Territory" is defined as the geographical area consisting of the city of Douglas, Georgia and the area within a 50-mile radius of Douglas, Georgia, which all parties acknowledge comprise the service area of the Employer.

         (b) Non-Solicitation of Customers. Executive covenants and agrees that, during his employment by the Employer and for a period of one (1) year after termination of such employment for any reason, Executive will not, without prior written consent of the Boards, directly or indirectly within the Territory, (i) for himself, (ii) as a consultant, manager, supervisor, employee or owner of a competing bank or financial institution, or (iii) as an independent contractor for a competing bank or financial institution, solicit or attempt to divert or appropriate to a competing business, any customer of the Bank to whom the Bank provided any commercial banking services within the twelve (12) month period prior to Executive's termination of employment.


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         (c)  Non-Solicitation of Employees and Others.  Executive covenants and agrees that, during his employment by the Employer and for a period of one (1) year after termination of such employment for any reason, Executive will not, without prior written consent of the Boards, directly or indirectly, (i) for himself, (ii) as a consultant, manager, supervisor, employee or owner of a competing bank or financial institution, or (iii) as an independent contractor for a competing bank or financial institution, solicit or attempt to divert or appropriate to a competing business, any person who is employed by or associated with the Employer as of the date of termination of Executive's employment or within sixty days prior to such termination (including, but not limited to, any organizations with whom the Employer has a contractual, agency, employment or independent contractor relationship).

         (d) Non-Disclosure. For a period of one (1) year from Executive's termination for any reason, Executive will not directly or indirectly disclose or give to others any confidential or proprietary fact or information not generally available to the public concerning the Employer's financial operations and businesses. Such trade secret or confidential or proprietary fact or information includes but is not limited to business plans, financial information, financial systems, financing arrangements, customer lists and any other secret or confidential information relating to customer accounts, customer needs, organization, strategy, research and development, design, drawings, specifications, techniques, processes, procedures, "know-how," marketing techniques and materials, marketing and development plans, fee lists, fee policies or any other confidential information relating to customers.

         (e) Modification of "Territory". Executive acknowledges that from time to time Executive and Employer may agree to change the definition of "Territory" as defined above. Any such changes will be binding upon Executive.

10.      Contingency.

                This Agreement is subject to and contingent upon Executive's securing all required approvals by bank regulatory agencies and Employer's obtaining satisfactory reports on checks of Executive's background.

11.      Damages and Injunctive Relief.

         (a) Acknowledgment. Executive acknowledges that compliance with the obligations under the non-competition, non-solicitation and non-disclosure provisions of this Agreement is necessary to protect the business and goodwill of Employer and that a breach of these provisions may cause irreparable and continual injury to Employer, entitling Employer to seek and obtain (i) compensation and damages; and (ii) injunctive relief against the breach or threatened breach of those provisions, in addition to other remedies at law or in equity which may be available. Executive further acknowledges that the non-competition, non-solicitation and non-disclosure provisions of this Agreement are reasonable in scope and restriction, in light of his duties for the Employer, the information and customers to which Executive will have access, and the territory in which the Bank serves its customers. Executive further acknowledges that the non- competition, non-solicitation and non-disclosure provisions of this Agreement are intended to be separate covenants, and the enforcement or validity of one is not in any way dependent upon the enforcement of validity of the others. Finally, Executive acknowledges that the employment, compensation and severance payments contemplated by this Agreement are consideration for the non-competition, non-solicitation and non-disclosure agreements, and that his failure to comply strictly with any of these covenants shall be a basis for immediate termination of any further payments following the date of noncompliance.


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         (b) Waiver.  The  obligations  or  requirements  of this Section may be waived by Employer in writing.

         (c) Survival. The obligations contained in this Section shall survive the termination of this Agreement or the employment relationship.

12.      Arbitration.

                Any dispute, controversy, or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement will, upon the request of any party involved, be submitted to, and settled by, arbitration in the State of Georgia, pursuant to the commercial arbitration rules then in effect of the American Arbitration Association (or at any time or at any other place or under any other form of arbitration mutually acceptable to the parties involved). Any award rendered will be final and conclusive upon the parties and a judgment on such award may be entered in the highest court of the forum, state or federal, having jurisdiction. The expenses of the arbitration will be borne equally by the parties to the arbitration, provided that each party will pay for and bear the cost of its own experts, evidence, and counsel's fees, except that in the discretion of the arbitrator, any award may include the cost of a party's counsel if the arbitrator expressly determines that the party against whom such award is entered has caused the dispute, controversy, or claim to be submitted to arbitration in bad faith or as a delaying tactic.

13.      Miscellaneous.

         (a) Modification. Should any portion, provision, or clause of this Agreement be deemed too broad to permit enforcement to its full extent, then it will be enforced to the maximum extent permitted by law, and Executive agrees that such scope may be modified in any proceeding brought to enforce such restriction.

         (b) Nonassignability; Binding Agreement. Neither this Agreement nor any right, duty, obligation, or interest in it is assignable or delegable by Executive without Employer's prior written consent; provided, however, that any obligations of the parties will terminate upon Executive's death (except as to vested benefits or amounts due under any insurance policies upon death).

         (c) Binding Effect. This Agreement is binding upon, and inures to the benefit of, the parties, any successors to or assigns of Employer, and Executive's heirs and the personal representatives of Executive's estate.

         (d) Severability. It is expressly agreed that each section, covenant, or provision of this Agreement is separate, distinct, and severable from the other sections, covenants, or provisions of this Agreement and that the unenforceability of any section, covenant, or provision will not affect the validity or enforceability of the remainder of this Agreement.

         (e) Complete Understanding. This Agreement reflects the complete understanding between Executive and Employer, and supersedes all previous agreements, if any, between the parties concerning the matters addressed in this Agreement.

         (f) Amendment; Waiver. No alteration or modification to any of the provisions contained in this Agreement will be valid unless made in writing and signed by the parties to the Agreement.

         (g) Applicable Law. It is agreed that all aspects of the employment relationship, including the terms outlined in this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Georgia.

         (h) Headings. The section headings in this Agreement are inserted for convenience only and are not a part of the Agreement.

         (i) Notices. Any notice required or permitted by this Agreement will be given in writing, by personal delivery, certified mail (return receipt requested), or overnight or special courier, to the address specified below the parties' respective signatures to this Agreement, or to such other address as may be specified by notice from time to time by Executive or Employer. A notice is deemed given, if by personal delivery or overnight or special courier, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

         (j) Counterparts. This Agreement may be executed by the parties in counterpart, each of which shall be deemed to be an original, but all such counterparts will together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the _______ day of ______________, 1997, effective as set forth above.

                          FIRST NATIONAL BANK OF COFFEE COUNTY and FNC
                          BANCORP, INC.



Signature:
                          Robert L. Cation, Chairman

                          Address:   420 South Madison Avenue
                          Douglas, Georgia 31533



                         -------------------------------------------------
                         Jeffery W. Johnson


                         Address:

                                   ----------------------------------------